Exhibit 3.1

FOURTH AMENDED AND RESTATED BYLAWS
OF
COLUMBIA PROPERTY TRUST, INC.

ARTICLE I

OFFICES

Section 1.01PRINCIPAL OFFICES. The principal office of Columbia Property Trust, Inc. (the “Corporation”) shall be located at such place or places as the board of directors may designate from time to time.

Section 1.02ADDITIONAL OFFICES. The Corporation may have additional offices at such places as the board of directors may from time to time determine or otherwise as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.01.PLACE. All meetings of stockholders shall be held at a principal office of the Corporation or at such other place as shall be stated in the notice of the meeting.

Section 2.02.ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on such date and at the time and place as the board of directors may determine.

Section 2.03.SPECIAL MEETINGS.

(a)General. Each of the chairman of the board of directors, the chief executive officer, the president and the board of directors may call a special meeting of stockholders. Except as provided in Section 2.03(b)(4), a special meeting of stockholders shall be held on the date and at the time and place set by whoever has called the meeting. Subject to Section 2.03(b), a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a special meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)Stockholder-Requested Special Meetings.

(1)Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice in proper form to the secretary of the Corporation (the “Record Date Request Notice”) at the principal executive office of the Corporation by registered mail, return receipt requested, request the board of directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). To be in proper form, the Record Date Request Notice shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it , (ii) be signed by one or more stockholders of record as of the date of signature (or his, her or their agent or agents duly authorized in a writing accompanying the Record Date Request Notice), (iii) bear the date of signature of each such stockholder (or such agent) and (iv) set forth all information relating to each such stockholder and each matter proposed to be acted on at the special meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation l4A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the board of directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than 10 days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the board of directors. If the board of directors, within 10 days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the 10th day after the first date on which such Record Date Request Notice is received by the secretary.

(2)In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a special meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) in proper form and signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary at the principal executive office of the Corporation. To be in proper form, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), including the text of the proposal or business (including the text of any resolutions proposed for consideration), (ii) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (C) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (iv) be sent to the secretary by registered mail, return receipt requested, and (v) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the special meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by Section 2.03(b)(2), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)In the case of any special meeting called by the secretary upon the request of stockholders (a “StockholderRequested Meeting”), such meeting shall be held at such place, date and time as may be designated by the board of directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the board of directors fails to designate, within 10 days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the board of directors fails to designate a place for a Stockholder-Requested Meeting within 10 days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the board of directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the board of directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the board of directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The board of directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of Section 2.03(b)(3). Notwithstanding anything to the contrary in these bylaws, the board of directors may submit its own proposal or proposals for consideration at any such special meeting.

(5)If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been sent to the stockholders of the Corporation, the secretary shall refrain from sending the notice of the meeting and shall send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been sent to the stockholders of the Corporation, and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of and to cancel the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of and cancel the meeting at any time before 10 days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)The chairman of the board of directors, the chief executive officer, the president or the board of directors may appoint independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)The secretary shall not accept, and the secretary and the Corporation shall consider ineffective, any request from any stockholder to hold a special meeting or to establish a Request Record Date or Meeting Record Date that (i) does not comply with this Section 2.03 or (ii) proposes or includes an item of business to be transacted at such special meeting that is not a proper subject for stockholder action under the charter of the Corporation, these bylaws or applicable law.

(8)For purposes of these bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or the State of Maryland are authorized or obligated by law or executive order to close.

Section 2.04.NOTICE FOR MEETINGS. Except as provided otherwise in Section 2.03 of this Article II, the secretary shall, not less than ten nor more than 90 days before each meeting of stockholders, give to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise required by the Maryland General Corporation Law (the “MGCL”), the purpose of the meeting. Notice shall be deemed delivered to a stockholder upon being: (i) personally delivered to the stockholder; (ii) left at the stockholder’s residence or usual place of business; (iii) mailed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, in which case such notice shall be deemed to be given when deposited in the United States mail with postage prepaid thereon; (iv) transmitted to the stockholder by electronic mail to any electronic mail address of the stockholder or by any other electronic means; or (v) any other means permitted by applicable law.

Section 2.05.SCOPE OF NOTICE. Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except as otherwise set forth in Section 2.12(a) of this Article II and except for such business as is required by the MGCL or any other relevant statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 2.06.ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the board of directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting: the vice chairman of the board, if there be one, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the board of directors or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the stockholders, an assistant secretary shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.07.QUORUM; ADJOURNMENT. At any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum except as otherwise provided by law, the charter or these bylaws. If a quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.08.VOTING. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast with respect to such nominee at any duly called meeting of stockholders for the election of directors at which a quorum is present, provided that if (i) the secretary of the Corporation receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director set forth in Section 2.12 of this Article II and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC (as defined in Section 2.12(c)(2) of this Article II) and, as a result of which, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. If the directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees. For purposes of this section, a majority of the total votes cast with respect to a nominee for director means that the number of votes “for” such nominee must exceed the number of votes “against” such nominee. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Except as otherwise required by law, the charter or these bylaws, a majority of the votes cast at a meeting of the stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting. Unless otherwise provided in the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders.

Section 2.09.PROXIES. A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 2.10.VOTING OF STOCK BY CERTAIN HOLDERS. Stock registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president, a vice president, a general partner, or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or other fiduciary may vote stock registered in his name as such fiduciary, either in person or by proxy.

Shares of the Corporation’s stock owned directly or indirectly by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case, subject to the terms of the charter, they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
The board of directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the board of directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.
Section 2.11.INSPECTORS.

(a)The board of directors or the chairman of the meeting may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.

In case any person appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the board of directors in advance of the meeting or at the meeting by the chairman of the meeting.

(b)The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.12.NOMINATIONS AND STOCKHOLDER BUSINESS.

(a)Annual Meetings of Stockholders.

(1)Nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may only be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the board of directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 2.12(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 2.12(a). Clause (iii) of the immediately preceding sentence shall be the sole and exclusive means for a stockholder to make nominations or other business proposals before an annual meeting of stockholders (other than matters properly brought under, and to the extent required by, Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting).

(2)Without qualification or limitation, subject to Section 2.12(c)(4), for any nomination or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.12(a)(1)(iii), the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 2.12 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 2.12(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)A stockholder’s notice described in Section 2.12(a)(2) shall set forth:

(i)as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii)as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii)as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person: (A) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition; (B) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder, Proposed Nominee or Stockholder Associated Person, the purpose or effect of which is to give such stockholder,

Proposed Nominee or Stockholder Associated Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such stockholder, Proposed Nominee or Stockholder Associated Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such stockholder, Proposed Nominee or Stockholder Associated Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; (C) any proxy, contract, arrangement, understanding or other relationship pursuant to which such stockholder, Proposed Nominee or Stockholder Associated Person has a right to vote any shares of any security of the Corporation; (D) any short interest in any security of the Corporation (for purposes of these bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, Proposed Nominee or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Synthetic Equity Interests held, directly or indirectly, by a general or limited partnership in which such stockholder, Proposed Nominee or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (G) any performance-related fees (other than an asset-based fee) that such stockholder, Proposed Nominee or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s, Proposed Nominee’s or Stockholder Associated Person’s immediate family sharing the same household (which information required by this subsection (iii) shall be supplemented by such stockholder, Proposed Nominee or Stockholder Associated Person and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); (H) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; and (I) any other information relating to such stockholder, Proposed Nominee or Stockholder Associated Person and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Regulation 14A (or any successor provision) of the Exchange Act;

(iv)as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this Section 2.12(a)(3) and any Proposed Nominee: (A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee; and (B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v)the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi)to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)A stockholder’s notice described in Section 2.12(a)(2) or Section 2.12(b), as the case may be, shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5)Notwithstanding anything in this Section 2.12(a) to the contrary, in the event that the number of directors to be elected to the board of directors is increased, and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement (as defined in Section 2.12(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the 10th day following the day on which such public announcement is first made by the Corporation.

(6)For purposes of these bylaws, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such stockholder or such Stockholder Associated Person.

(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with Section 2.03 of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.12 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 2.12. Section 2.03 above shall be the exclusive means for a stockholder to propose business to be brought before a special meeting of the stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the board of directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Section 2.12(a)(3) and (4), is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m. Eastern Time, on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)General.

(1)If information submitted pursuant to this Section 2.12 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.12. Any such stockholder shall (i) notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information and (ii) promptly update and supplement the information previously provided to the Corporation pursuant to this Section 2.12, if necessary, so that the information provided or required to be provided shall be true and correct as of the record date for the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive office of the Corporation. Without limiting the foregoing, upon written request by the secretary or the board of directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the board of directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.12, (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 2.12 as of an earlier date and (C) any other information requested by the Corporation as may reasonably be required to determine the eligibility of any Proposed Nominee to serve as an independent director of the Corporation or that would be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.12.

(2)Only such individuals who are nominated in accordance with this Section 2.12 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.12 except as required pursuant to Rule 14a-8 under the Exchange Act or such similar rule promulgated by the Securities and Exchange Commission (the “SEC”) that governs the inclusion of stockholder proposals in proxy materials or consideration at a stockholders’ meeting. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these bylaws and, if any proposed nomination or other business is not in compliance with these bylaws, to declare that no action shall be taken on such nomination or other proposal, and such nomination or other proposal shall be disregarded.

(3)For purposes of this Section 2.12: (i) “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the SEC from time to time; and (ii) “public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the SEC pursuant to the Exchange Act.

(4)Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12. Nothing in this Section 2.12 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a¬8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.12 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

Section 2.13.VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order, or any stockholder shall demand, that voting be by ballot.

Section 2.14.CONTROL SHARE ACT. Notwithstanding any other provision of the charter or these bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation.

Section 2.15.BUSINESS COMBINATION ACT. By virtue of resolutions adopted by the board of directors prior to or at the time of adoption of these bylaws, any “business combination” (as defined in Section 3-601(e) of the MGCL) involving the Corporation is exempt from the provisions of Subtitle 6 of Title 3 of the MGCL entitled “Special Voting Requirements,” including, but not limited to, the provisions of Section 3-602 of such Subtitle. The board of directors may not revoke, alter or amend such resolution or otherwise adopt any resolution that is inconsistent with such resolution without the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation.

Section 2.16.STOCKHOLDER RIGHTS PLAN. The Corporation shall seek stockholder approval prior to its adoption of a Rights Plan unless the board of directors determines that, under the circumstances existing at the time, it is in the best interests of the stockholders to adopt a Rights Plan without delay. If a Rights Plan is adopted or extended by the board of directors without prior stockholder approval, such plan must provide that it will expire unless ratified by the stockholders within one year of adoption or extension. As used in this section, the term “Rights Plan” refers generally to any plan providing for the distribution of preferred shares, rights, warrants, options or debt instruments to the stockholders of the Corporation, designed to assist the board of directors in the exercise of its fiduciary duties in connection with actual or potential unsolicited takeover proposals or significant share accumulations by conferring certain rights to stockholders upon the occurrence of a “triggering event” such as a tender offer or third-party acquisition of a specified percentage of shares.

ARTICLE III

DIRECTORS

Section 3.01.GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its board of directors.

Section 3.02.NUMBER, TENURE AND RESIGNATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the members then serving on the board of directors may establish, increase, or decrease the number of directors, provided that, except as otherwise provided in the charter, the number thereof shall never be less than the minimum number required by the MGCL or the charter (whichever is greater), nor more than the maximum number of directors set forth in the charter, and further provided that, except as may be provided in the terms of any preferred stock issued by the Corporation, the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the board of directors, the chairman of the board of directors or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.03.ANNUAL AND REGULAR MEETINGS. An annual meeting of the board of directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors. The board of directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the board of directors without other notice than such resolution.

Section 3.04.SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board, president or by a majority of the board of directors then in office. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the board of directors called by them. The board of directors may provide, by resolution, the time and place for the holding of special meetings of the board of directors without other notice than such resolution.

Section 3.05.NOTICE. Notice of any special meeting of the board of directors shall be delivered personally, or by telephone, electronic mail, facsimile transmission, United States mail, or courier to each director at his business or residence address. Notice by personal delivery, telephone, electronic mail, or facsimile transmission shall be given at least two days prior to the meeting. Notice by United States mail shall be given at least five days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage prepaid thereon. Telephone notice shall be deemed to be given when the director or his agent is personally given such notice in a telephone call to which he or his agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the board of directors need be stated in the notice, unless specifically required by statute or these bylaws.

Section 3.06.QUORUM. A majority of the directors then serving shall constitute a quorum for transaction of business at any meeting of the board of directors, provided that if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that, if pursuant to the charter or these bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group. The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.07.VOTING. The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the board of directors, unless the concurrence of a greater proportion is required for such action by applicable statute or the charter. If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the directors still present at such meeting shall be the action of the board of directors, unless the concurrence of a greater proportion is required for such action by the MGCL or the charter.

Section 3.08.ORGANIZATION. At each meeting of the board of directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman. In the absence of both the chairman and vice chairman of the board, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman. The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman, shall act as secretary of the meeting.

Section 3.09.ACTION BY WRITTEN CONSENT OR BY ELECTRONIC TRANSMISSION; INFORMAL ACTION. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director, and such consent is filed in paper or electronic form with the minutes of proceedings of the board of directors.

Section 3.10.TELEPHONE MEETINGS. Directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 3.11.REMOVAL. At any meeting of stockholders called expressly, but not necessarily solely, for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

Section 3.12.VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these bylaws or the powers of the remaining directors hereunder (even if fewer than the statutory minimum remain) Any vacancy on the board of directors for any cause shall be filled by a majority of the remaining directors, although such majority is less than a quorum. Any individual so elected as a director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Section 3.13.COMPENSATION. The directors may, in the discretion of the entire board of directors, receive compensation for their services as directors, including but not limited to fixed sums per meeting and/or per visit to real property or other facilities owned or leased by the Corporation, and/or for any service or activity performed or engaged in as directors on behalf of the Corporation. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the board of directors or of any committee thereof and for their reasonable out-of-pocket expenses, if any, in connection with each such meeting, property visit, and/or other service or activity they performed or engaged in as directors on behalf of the Corporation. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.14.LOSS OF DEPOSITS. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom monies or stock have been deposited.

Section 3.15.SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

Section 3.16.CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer of the Corporation, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to, or in competition with those of or relating to the Corporation, subject to the provisions of the charter.

ARTICLE IV

COMMITTEES

Section 4.01.NUMBER, TENURE AND QUALIFICATIONS. The board of directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees composed of at least one director.

Section 4.02.POWERS. The board of directors may delegate to committees appointed under Section 4.01 of this Article any of the powers of the board of directors, except as prohibited by law.

Section 4.03.COMPOSITION. Such committees shall serve at the pleasure of the board of directors. The members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall at all times consist solely of independent directors, and the majority of the members of all committees shall be independent directors.

Section 4.04.MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special or regular meetings of the board of directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. Except as provided in this charter, the act of a majority of the committee members present at a meeting shall be the act of such committee. The board of directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee may fix the time and place of its meeting unless the board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member. Each committee shall keep minutes of its proceedings.

Section 4.05.TELEPHONE MEETINGS. Members of a committee of the board of directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.06.ACTION BY WRITTEN CONSENT; INFORMAL ACTION. Any action required or permitted to be taken at any meeting of a committee of the board of directors may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

Section 4.07.VACANCIES. Subject to the provisions hereof, the board of directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 5.01.GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the board of directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders, except that the president may appoint one or more vice presidents, assistant secretaries and assistant treasurers. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices, except president and vice president, may be held by the same person. In its discretion, the board of directors may leave unfilled any office except that of president, treasurer and secretary. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 5.02.REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed by the board of directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the board of directors, the chairman of the board, the president or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 5.03.VACANCIES. A vacancy in any office may be filled by the board of directors for the balance of the term.

Section 5.04.CHIEF EXECUTIVE OFFICER. The board of directors may designate a chief executive officer. In the absence of such designation, the president shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the board of directors, and for the management of the business and affairs of the Corporation.

Section 5.05.CHIEF OPERATING OFFICER. The board of directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as set forth by the board of directors or the chief executive officer.

Section 5.06.CHIEF FINANCIAL OFFICER. The board of directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the board of directors or the chief executive officer.

Section 5.07.CHAIRMAN OF THE BOARD. The board of directors may designate a chairman of the board, who shall not solely by reason of these bylaws, be an officer of the Corporation. The board of directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the board of directors and of the stockholders at which he or she shall be present. The chairman of the board shall perform such other duties as may be assigned to him or her by the board of directors.

Section 5.08.PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the board of directors, the president shall be the chief operating officer. He may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.

Section 5.09.VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

Section 5.10.SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the board of directors and committees of the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the share transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the board of directors.

Section 5.11.TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. In the absence of a designation of a chief financial officer by the board of directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and board of directors, at the regular meetings of the board of directors or whenever it may so require, an account of all his transactions as treasurer and of the financial condition of the Corporation.

If required by the board of directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Corporation.
Section 5.12.ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the board of directors. The assistant treasurers shall, if required by the board of directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the board of directors.

Section 5.13.SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.01.CONTRACTS. The board of directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the directors or by an authorized person shall be valid and binding upon the board of directors and upon the Corporation when authorized or ratified by action of the board of directors.

Section 6.02.CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the board of directors.

Section 6.03.DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the board of directors may designate.

ARTICLE VII

STOCK

Section 7.01.CERTIFICATES. Except as may be otherwise provided by the board of directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the board of directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 7.02.TRANSFERS; REGISTERED STOCKHOLDERS. Transfers of shares of any class of stock will be subject in all respects to the charter and all of the terms and conditions contained therein. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Section 7.03.LOST, STOLEN, OR DESTROYED CERTIFICATES. The Corporation shall issue a new certificate in place of any certificate for shares previously issued if the registered owner of the certificate satisfies the following requirements:

(a)Claim. The registered owner makes proof in affidavit form that a previously issued certificate for shares has been lost, destroyed, or stolen;

(b)Timely Request. The registered owner requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)Bond. The registered owner gives a bond in such form, and with such surety or sureties, with fixed or open penalty, as an officer designated by the board of directors may direct, in his or her discretion, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

(d)Other Requirements. The registered owner satisfies any other reasonable requirements imposed by the board of directors.

When a certificate has been lost, destroyed or stolen and the stockholder of record fails to notify the Corporation within a reasonable time after he has notice of it, if the Corporation registers a transfer of the shares represented by the certificate before receiving such notification, the stockholder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.
Section 7.04.CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The board of directors may (i) set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose, (such record date, in any case, may not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken); or (ii) in lieu of fixing a record date, direct that the stock transfer books be closed for a period not greater than 20 days. In the case of a meeting of the stockholders, the record date or the date set for the closing of the stock transfer books shall be at least ten days before the date of such meeting.

If no record date is fixed and stock transfer books are not closed for the determination of stockholders, (i) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the later of (a) the close of business on the day on which the notice of meeting is mailed or (b) the 30th day before the meeting; and (ii) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the board of directors declaring the dividend or allotment of rights is adopted, provided that the payment or allotment may not be made more than 60 days after the date on which such resolution is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.
Section 7.05.STOCK LEDGER. The Corporation shall maintain at one or more of its principal offices or at the office of its counsel, accountants, or transfer agent, an original or duplicate share ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 7.06.FRACTIONAL STOCK; ISSUANCE OF UNITS. The board of directors may authorize the Corporation to issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the charter or these bylaws, the board of directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the board of directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The board of directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.
ARTICLE IX

DISTRIBUTIONS

Section 9.01.AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the board of directors, subject to the provisions of law and the charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the charter.

Section 9.02.CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the board of directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing any property of the Corporation or for such other purpose as the board of directors shall determine to be in the best interest of the Corporation, and the board of directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the charter, the board of directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.
ARTICLE XI

SEAL

Section 11.01.SEAL. The board of directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The board of directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 11.02.AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place “[SEAL]” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the charter or these bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, alter or repeal any provision of these bylaws and to make new bylaws, provided, however, that the stockholders may alter or repeal any provision of these bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, and provided further, however, that (i) Sections 2.14, 2.15 and 2.16 of Article II of these bylaws may not be altered, amended or repealed except by the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation and (ii) the immediately preceding clause (i) may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Corporation.